Exhibit 4.8

Date 23 April 2021

CRONUS SHIPPING CORPORATION

DIONYSUS SHIPPING CORPORATION

-and-

BOLE SHIPPING CORPORATION

as joint and several Borrowers

-and-

HELLENIC BANK PUBLIC COMPANY LIMITED

as Lenders

-and-

HELLENIC BANK PUBLIC COMPANY LIMITED

as Arranger, Account Bank, Agent and Security Trustee

SECOND SUPPLEMENTAL AGREEMENT

in relation to a Facility Agreement

dated 25 June 2020 (as amended)

PIRAEUS

Index

Clause		Page No

1	INTERPRETATION	3

2	ACCESSION DEED	5

3	AGREEMENT OF THE LENDERS	6

4	CONDITIONS PRECEDENT	6

5	REPRESENTATIONS AND WARRANTIES	8

6	AMENDMENTS TO FACILITY AGREEMENT AND OTHER SECURITY DOCUMENTS	8

7	FURTHER ASSURANCES	14

8	FEES	14

9	NOTICES	14

10	SUPPLEMENTAL	15

11	LAW AND JURISDICTION	15

Schedule		16

THIS AGREEMENT is made on 23 April 2021

BETWEEN

(1)	CRONUS SHIPPING CORPORATION and DIONYSUS SHIPPING CORPORATION as joint and several Borrowers (the “Existing Borrowers”);

(2)	BOLE SHIPPING CORPORATION as new Borrower (the “New Borrower”);

(3)	HELLENIC BANK PUBLIC COMPANY LIMITED as Arranger, Account Bank, Agent and Security Trustee;

(4)	HELLENIC BANK PUBLIC COMPANY LIMITED as Lenders.

BACKGROUND

(A)

By a Facility Agreement dated 25 June 2020 (as amended by a supplemental letter dated 3 March 2021) and made between (originally) the Existing Borrowers, Oceanus Shipping Corporation, Prometheus Shipping Corporation, the Lenders, the Arranger, the Account Bank, the Agent and the Security Trustee, the Lenders have made available to the Existing Borrowers, Oceanus Shipping Corporation, Prometheus Shipping Corporation, a loan of originally up to USD17,000,000.

(B)	The Existing Borrowers have made a request to the Lenders that they agree (inter alia):

a.	that the New Borrower accedes to, and becomes a new borrower under, the Facility Agreement;

b.	to amend the repayment schedule of each Advance contained in clause 4.1.1 (Repayment) of the Facility Agreement;

c.	to extend the Maturity Date; and

d.	to make certain other amendments to the Facility Agreement.

(C)

This Agreement sets out the terms and conditions on which the Banks agree, with effect on and from the Effective Date, at the request of the Existing Borrowers, to make amendments to the Facility Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1

Defined expressions. Words and expressions defined in the Facility Agreement and the other Security Documents shall have the same meanings when used in this Agreement unless the context otherwise requires.

1.2	Definitions. In this Agreement, unless the contrary intention appears:

“Accounts Charge” means a first priority charge required to be executed between the Borrowers and the Security Trustee in respect of the Earnings Accounts, the Liquidity Account and the Retention Account in such form as the Agent may require in its sole discretion;

“Advance E” means the principal amount equal to the lesser of (i) eight million eight hundred and fifty thousand Dollars (USD8,850,000) and (ii) 70% of the Valuation Amount of Vessel E as at the Drawdown Date of Advance E, for the purpose of the Borrowers making Advance E available to the Shareholder, which the Shareholder will use to pay to the current shareholder of Bole the purchase price of the shares in Bole, or, as the context requires, the amount thereof outstanding from time to time;

“Bole” means Bole Shipping Corporation, having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Effective Date” means the Business Day on which all the conditions precedent referred to in Clause 4.2 have been fulfilled by the Borrowers;

“Facility Agreement” means the Facility Agreement dated 25 June 2020 (as amended by a supplemental letter dated 3 March 2021) referred to in Recital (A);

“Mortgage Addendum” means and addendum to the Mortgage in respect of Vessel B, in such form as the Agent may require in its sole discretion;

“Outstanding Indebtedness” means the aggregate of the Loan and interest accrued and accruing thereon, the Expenses and all other sums of money from time to time owing to the Banks or any of them, whether actually or contingently, under the Security Documents or any of them;

“Substitute Mortgage” means a first priority Cyprus statutory mortgage and deed of covenant collateral thereto required to be executed by Cronus in respect of Vessel A, in such form as the Agent may require in its sole discretion;

Words and expressions advised in the Schedule to this Agreement shall have the meanings given to them therein as if set out in full in this Clause 1.2.

1.3	Application of construction and interpretation provisions of Facility Agreement. Clauses 1.2 and 1.3 of the Facility Agreement apply, with any necessary modifications, to this Agreement.

2	ACCESSION DEED

2.1

The New Borrower agrees to become, and hereby becomes, an additional Borrower and agrees to be bound by the terms of the Facility Agreement and the other Security Documents as an additional Borrower jointly and severally with the Existing Borrowers and hereby assumes responsibility to pay, satisfy or perform any outstanding Indebtedness under any of the Security Documents. All references to “Borrowers” or “Borrower” in any of the Security Documents and this Supplemental Agreement are hereby construed to include the New Borrower.

2.2	The Existing Borrowers each confirm that no Default is continuing or would occur as a result of the New Borrower becoming an additional Borrower.

2.3	The New Borrower intends to incur liabilities under the Facility Agreement and the Security Documents to which it will be a party.

2.4	By a Trust Deed dated 25 June 2020 the Security Trustee agreed to hold the Trust Property on trust for the other Banks.

2.5	The New Borrower and the Security Trustee agree that the Security Trustee shall hold:

2.5.1	any Encumbrance in respect of liabilities created or expressed to be created pursuant to the Security Documents to which it will be a party;

2.5.2	all proceeds of that Encumbrance; and

2.5.3

all obligations expressed to be undertaken by the New Borrower to pay amounts in respect of the liabilities to the Security Trustee as trustee for the Banks (in the Security Documents or otherwise) and secured by any of the Security Documents together with all representations and warranties expressed to be given by the New Borrower (in the Security Documents or otherwise) in favour of the Security Trustee as trustee for the Banks, on trust for the Banks on the terms and conditions contained in the Trust Deed.

3	AGREEMENT OF THE LENDERS

3.1

Agreement of the Lenders. The Lenders, relying upon each of the representations and warranties in Clause 5 and subject to Clause 4, agree to (i) make Advance E available to the Existing Borrowers and Bole as joint and several borrowers upon and subject to the terms of this Agreement and the Facility Agreement for the purpose of the Borrowers making Advance E available to the Shareholder, which the Shareholder will use to pay to the current shareholder of Bole the purchase price of the shares in Bole and (ii) amend the Facility Agreement in accordance with Clause 6.

3.2	Effective Date. The agreement of the Lenders contained in Clause 2.1 of this Agreement shall have effect on and from the Effective Date.

4	CONDITIONS PRECEDENT

4.1	Lenders’ consent and advance of Advance E. The consent of the Lenders to amend the Facility Agreement is conditional upon:

4.1.1	the Agent, or its authorised representative, having received the documents and evidence specified in Clause 4.2 of this Agreement in form and substance satisfactory to the Agent and its lawyers;

4.1.2

the representations and warranties contained in Clause 5 being then true and correct as if each was made with respect to the facts and circumstances existing at such time and the same being unaffected by drawdown of Advance E; and

4.1.3	no Default having occurred and being continuing and there being no Default which would result from the lending of Advance E.

4.2

Conditions precedent. The conditions referred to in Clause 4.1 of this Agreement are that the Agent shall have received the following documents on or before the date of this Agreement (or such later date as the Agent may agree with the Borrowers):

(a)	Corporate documents

certified copies of all documents which evidence or relate to the constitution of each Existing Borrower, Bole, the Corporate Guarantor, the Shareholder and each Manager (other than the Third Party Manager) and its current corporate existence;

(b)	Corporate authorities

(i)

certified copies of resolutions of the directors or, as the case may be, member(s) of each Existing Borrower, Bole, the Corporate Guarantor, the Shareholder and each Manager (other than the Third Party Manager) approving this Agreement or endorsement thereof, Mortgage Addendum and Substitute Mortgage (as the case may be) and authorising the execution and delivery thereof and performance of the obligations of the Existing Borrower, Bole, the Corporate Guarantor, the Shareholder and each Manager (other than the Third Party Manager) thereunder, additionally certified by an officer of such Existing Borrower, Bole, Corporate Guarantor, Shareholder and Manager as having been duly adopted by the directors or, as the case may be, member(s) of such Existing Borrower, Bole, Corporate Guarantor, Shareholder and Manager and not having been amended, modified or revoked and being in full force and effect; and

(ii)	originals of any powers of attorney issued by each Existing Borrower, Bole, the Corporate Guarantor, the Shareholder and each Manager (other than the Third Party Manager) pursuant to such resolutions;

(c)	Certificate of incumbency

a list of directors and officers of each Existing Borrower, Bole, the Corporate Guarantor, the Shareholder and each Manager (other than the Third Party Manager) specifying the names and positions of such persons, certified by an officer of such Existing Borrower, Bole, Corporate Guarantor, Shareholder and Manager to be true, complete and up to date;

(d)	Accounts Charge

the Accounts Charge duly executed and delivered;

(e)	Substitute Mortgage

the Substitute Mortgage duly executed and delivered;

(f)	Substitute Mortgage registration

evidence that the Substitute Mortgage has been duly registered against Vessel A in accordance with the laws of the relevant Flag State;

(g)	Mortgage Addendum

the Mortgage Addendum duly executed and delivered;

(h)	Mortgage Addendum registration

evidence that the Mortgage Addendum has been duly registered against Vessel B in accordance with the laws of the relevant Flag State;

(i)	Fee letter

a Fee Letter in such form as the Agent may require in its sole discretion;

(j)	Laws of the Marshall Islands: opinion

an opinion of Ince, special legal advisers to the Banks on Marshall Islands law;

(k)	Laws of Liberia: opinion

an opinion of Ince, special legal advisers to the Banks on Liberia law;

(l)	Laws of Cyprus: opinion

an opinion of Montanios & Montanios, special legal advisers to the Banks on Cyprus law;

(m)	Agent for service of process

documentary evidence that the agent for service of process named in clause 20.2.1 of the Facility Agreement has accepted its appointment hereunder;

(n)	Further opinions

such further professional opinions as the Agent may reasonably require;

(o)	Endorsement

the endorsement at the end of this Agreement signed by each Security Party (other than the Borrowers); and

(p)	Further conditions precedent

evidence of fulfilment of such further conditions precedent as the Agent may reasonably require.

4.3

Waiver of conditions precedent. If the Lenders, at their discretion, agree to amend the Facility Agreement before certain of the conditions referred to in Clause 4.2 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 5 Business Days after the amendment.

5	REPRESENTATIONS AND WARRANTIES

5.1

Repetition of Facility Agreement representations and warranties. Each Borrower represents and warrants to each Creditor that the representations and warranties in Clause 7 of the Facility Agreement, as amended and supplemented by this Agreement and updated with appropriate modifications to refer to this Agreement, remain true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

6	AMENDMENTS TO FACILITY AGREEMENT AND OTHER SECURITY DOCUMENTS

6.1	Specific amendments to Facility Agreement. With effect on and from the Effective Date the Facility Agreement shall be, and shall be deemed by this Agreement to be, amended as follows:

(a)	by deleting Clause 1.1 thereof and replacing it with:

“1.1 Purpose

This Agreement sets out the terms and conditions on which the Lenders agree to make available to the Borrowers, subject to clause 2 of this Agreement, a loan of up to (originally) seventeen million Dollars (USD17,000,000) in (a) four Advances, namely Advance A, Advance B, Advance C and Advance D, to be drawn down simultaneously for the purpose of enabling the partial prepayment of the amount outstanding under the Existing Loan Agreement and (b) after Advance C and Advance D and all other relevant amounts have been prepaid after and in respect of the sale of Vessels C and Vessel D, one Advance, namely Advance E, for the purpose of the Borrowers making Advance E available to the Shareholder, which the Shareholder will use to pay to the current shareholder of Bole the purchase price of the shares in Bole.”;

(b)	by adding in Clause 1.2 thereof the definitions of “Accounts Charge” and “Advance E” from Clause 1.2 of this Agreement;

(c)

by adding in Clause 1.2 thereof the definition of “Mortgage Addendum” from Clause 1.2 of this Agreement and construing the definition of “Mortgage” in Clause 1.2 thereof to mean, in the case of Vessel A, the Substitute Mortgage and, in the case of Vessel B, the same as amended by the Mortgage Addendum;

(d)	by adding in Schedule 7 thereof each of the definitions in the Schedule of this Agreement;

(e)	by deleting the definition of “Accounts Pledge” in Clause 1.2 thereof;

(f)	by deleting the definition of “Bail-In Legislation” in Clause 1.2 thereof and replacing it with:

“”Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time

(b)

in relation to any other state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	in relation to the United Kingdom, the UK Bail-In Legislation;”;

(g)	by deleting the definition of “Borrower” in Clause 1.2 thereof and replacing it with:

““Borrower” means each of Bole Shipping Corporation (“Bole”), Cronus Shipping Corporation (“Cronus”) and Dionysus Shipping Corporation (“Dionysus”), each having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 and in the plural means all of them;”;

(h)	by deleting in the definition of “Drawdown Date” the word “simultaneously”;

(i)	by deleting the definition of “Drawdown Period” in Clause 1.2 thereof and replacing it with:

““Drawdown Period” means the period commencing on the Execution Date and ending on the earliest of (a) (i) in the case of Advance A, Advance B, Advance C and Advance D, 31 July 2020 and (ii) in the case of Advance E, 31 May 2021 and (b) any date on which (i) the amount of the Loan has been made available in full to the Borrowers by the Lenders in accordance with the provisions of clause 2 or (ii) the Total Commitment is reduced to zero pursuant to clauses 2.7, 10.2 or 12;”;

(j)	by deleting the definition of “Margin” in Clause 1.2 thereof and replacing it with:

““Margin” means, (i) in relation to each Interest Period in respect of the Loan less Advance E, 3.50% per annum and (ii) in relation to each Interest Period in respect of Advance E, 3% per annum;”;

(k)	by deleting the definition of “Maturity Date” in Clause 1.2 thereof and replacing it with:

““Maturity Date” means (a) in respect of each of Advance A and Advance B, 26 December 2024 and (b) in respect of Advance E, the earlier of (i) the date falling forty five (45) months years after the Drawdown Date in respect of Advance E and (ii) 31 December 2024;”;

(l)	by adding at the end of the definition of “Owner” in Clause 1.2 thereof before the words “and in the plural means all of them” the words “(v) Vessel E, Bole, ”;

(m)	by adding at the end of the definition of “Relevant Advance” in Clause 1.2 thereof the words “and in respect of Vessel E, Advance E”;

(n)	by deleting the definition of “Repayment Dates” in Clause 1.2 thereof and replacing it with:

““Repayment Dates” means, subject to clause 6.3:

(a)	in respect of each of Advance A and Advance B, 26 June 2021 and each of the dates falling at quarterly intervals thereafter, up to and including the Maturity Date in respect thereof; and

(b)	in respect of Advance E, each of the dates falling at quarterly intervals after the Drawdown Date in respect thereof, up to and including the date falling 45 months after such date;”;

(o)	by deleting the definition of “UK Bail-In Legislation” in Clause 1.2 thereof and replacing it with:

““UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings);”;

(p)	by adding in the definition of “Vessel” in Clause 1.2 thereof after the words “Vessel D” the words “and Vessel E”;

(q)	by deleting the definition of “Write-down and Conversion Powers” in Clause 1.2 thereof and replacing it with:

““Write-down and Conversion Powers” means:

(a)

in relation to any Bail In Legislation described in the EU Bail In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)

in relation to the UK Bail-in Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.”;

(r)	by deleting the words “Accounts Pledge” throughout the Facility Agreement and replacing them with the words “Accounts Charge”;

(s)	by deleting the words “the Drawdown Notice” throughout the Facility Agreement and replacing them with the words “the relevant Drawdown Notice”;

(t)

by deleting in the definition of “Retention Dates”, clauses 2.1, 2.4.1, 2.5.1, 6.2, 9.3, 14.1.1 and paragraph (m) of Schedule 3 Part B the words “Drawdown Date” and replacing them with the words “relevant Drawdown Date”;

(u)	by deleting Clause 2.1 thereof and replacing it with:

“2.1 Agreement to lend

The Lenders, relying upon each of the representations and warranties in clause 7, agree to provide to the Borrowers upon and subject to the terms of this Agreement, the Advances, which shall be drawn in (a) four Advances, namely Advance A, Advance B, Advance C and Advance D, to be drawn down simultaneously for the purpose of enabling the partial prepayment of the amount outstanding under the Existing Loan Agreement and (b) after Advance C and Advance D and all other relevant amounts have been prepaid after and in respect of the sale of Vessels C and Vessel D, one Advance, namely Advance E, for the purpose of the Borrowers making Advance E available to the Shareholder, which the Shareholder will use to pay to the current shareholder of Bole the purchase price of the shares in Bole. Subject to the terms of this Agreement, the obligations of the Lenders shall be to contribute to each Advance, the proportion of the relevant Advance which their respective Commitments bear to the Total Commitment on the Drawdown Date.”;

(v)	by deleting Clause 2.5.2 and replacing it with:

“2.5.2 The principal amount specified in the relevant Drawdown Notice for borrowing on the Drawdown Date in respect of Advance E shall, subject to the terms of this Agreement. be an amount equal to the lesser of (i) eight million eight hundred and fifty thousand Dollars (USD8,850,000) and (ii) 70% of the Valuation Amount of Vessel E as at the Drawdown Date of Advance E.”;

(w)	by deleting Clause 4.1.1 thereof and replacing it with:

“4.1.1 Subject as otherwise provided in this Agreement, the Borrowers must repay:

(a)

Advance A outstanding as at 23 April 2021 in the aggregate amount of USD3,880,732.44 by fifteen (15) quarterly instalments to be repaid on each of the Repayment Dates in respect of that Advance and a balloon instalment to be repaid on the final Repayment Date in respect of that Advance. The amount of the first instalment shall be USD129,000, the amount of the next fourteen (14) instalments shall be USD166,000 each and the amount of the Balloon Instalment shall be USD1,427,732.44;

(b)

Advance B outstanding as at 23 April 2021 in the aggregate amount of USD3,911,306.69 by fifteen (15) quarterly instalments to be repaid on each of the Repayment Dates in respect of that Advance and a balloon instalment to be repaid on the final Repayment Date in respect of that Advance. The amount of the first instalment shall be USD130,000, the amount of the next fourteen (14) instalments shall be USD167,000 each and the amount of the Balloon Instalment shall be USD1,443,306.69; and

(c)

Advance E by fifteen (15) quarterly instalments to be repaid on each of the Repayment Dates in respect of that Advance and a balloon instalment to be repaid on the final Repayment Date in respect of that Advance. The amount of the first four (4) instalments shall be USD750,000 each, the amount of the next two (2) instalments shall be USD300,000 each, the amount of the next nine (9) instalments shall be USD150,000 each and the amount of the Balloon Instalment shall be USD3,900,000.

If the Commitment in respect of Advance E is not drawn in full, the amount of each repayment instalments including the said balloon instalment for that Advance shall be reduced proportionately.”;

(x)	by deleting Clause 4.8 thereof and replacing it with:

“4.8 Deferral Option

The Borrowers may defer two consecutive repayment instalments in respect of each of Advance A and Advance B (each a “Deferred Instalment”) falling due under Clause 4.1.1 on any of the Repayment Dates falling after the first four Repayment Dates falling after 23 April 2021 (or, if earlier, after the first four repayment instalments of each of Advance A and Advance B falling after 23 April 2021 have been repaid or prepaid) by giving written notice to the Agent at least ten (10) Banking Days prior to the Repayment Date in respect of the instalment to be deferred, following which the repayment instalment due on that Repayment Date shall be added to the Balloon Instalment in respect of the relevant Advance, which will be increased accordingly, Provided that (i) an election under this Clause 4.8 shall apply at the same time to both Advance A and Advance B and (ii) the Borrowers may make an election under this Clause 4.8 only if at the time such election is made and on the Repayment Date relative to the deferred repayment instalment (a) no Event of Default has occurred which is continuing and (b) no breach of any covenant under this Agreement or no Event of Default would occur as a result of such deferral.”;

(y)	by deleting Clause 14.3 thereof and replacing it with:

“14.3 Minimum Balance

The Borrowers shall deposit on the Drawdown Date and maintain thereafter throughout the Facility Period on the Liquidity Account a balance of not less than the aggregate of (i) USD250,000 multiplied by the number of Mortgaged Vessels other than Vessel E and (ii) USD350,000 whilst Vessel E is a mortgaged Vessel.”;

(z)	by deleting paragraph (n) of Schedule 3 Part B thereof and replacing it with:

“(n) Liquidity

evidence that there is standing to the credit of the Liquidity Account a balance of not less than the aggregate of (i) USD250,000 multiplied by the number of Mortgaged Vessels other than Vessel E and (ii) USD350,000 in respect of Vessel E;”;

(aa)	by deleting paragraph 2 of Schedule 6 (Form of Compliance Certificate) thereof and replacing it with:

“there is USD[    ] standing to the credit of the Liquidity Account, compared against the required minimum of not less than the aggregate of (i) USD250,000 multiplied by the number of Mortgaged Vessels other than Vessel E and (ii) USD350,000 whilst Vessel E is a mortgaged Vessel, in accordance with Clause 14.3;”;

(bb)	by construing references throughout to “this Agreement”, “hereunder” and other like expressions as if the same referred to the Facility Agreement as amended and supplemented by this Agreement.

6.2

Amendments to Security Documents. With effect on and from the Effective Date each of the Security Documents other than the Facility Agreement, shall be, and shall be deemed by this Agreement to be, amended so that the definition of, and references throughout each of the Security Documents to, the Facility Agreement and any of the other Security Documents shall be construed as if the same referred to the Facility Agreement and those Security Documents as amended and supplemented or replaced (as the case may be) by this Agreement, the Mortgage Addendum, the Substitute Mortgage or the Accounts Charge.

6.3	Security Documents to remain in full force and effect.

The Security Documents shall remain in full force and effect, as security for the Outstanding Indebtedness, as amended and supplemented by:

(a)	the amendments to the Security Documents contained or referred to in Clauses 6.1 and 62; and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement.

7	FURTHER ASSURANCES

7.1	Borrower’s obligation to execute further documents etc. The Borrowers shall, and shall procure that any other party to any Security Document shall:

(a)

execute and deliver to the Security Trustee (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Security Trustee may, in any particular case, specify; and

(b)

effect any registration or notarisation, give any notice or take any other step, which the Security Trustee may, by notice to the Borrowers or other party, reasonably specify for any of the purposes described in Clause 7.2 or for any similar or related purpose.

7.2	Purposes of further assurances. Those purposes are:

(a)

validly and effectively to create any security interest or right of any kind which the Security Trustee intended should be created by or pursuant to the Facility Agreement or any other Security Document, each as amended and supplemented by this Agreement; and

(b)	implementing the terms and provisions of this Agreement.

7.3

Terms of further assurances. The Security Trustee may specify the terms of any document to be executed by the Borrowers or any other party under Clause 7.1, and those terms may include any covenants, powers and provisions which the Agent reasonably considers appropriate to protect its interests.

7.4	Obligation to comply with notice. The Borrowers shall comply with a notice under Clause 7.1 by the date specified in the notice.

7.5

Additional corporate action. At the same time as any Borrower or any other party delivers to the Security Trustee any document executed under Clause 7.1(a), that Borrower or such other party shall also deliver to the Security Trustee a certificate signed by 2 of that Borrower’s or that other party’s directors or officers which shall:

(a)	set out the text of a resolution of that Borrower or that other party’s directors specifically authorising the execution of the document specified by the Security Trustee; and

(b)

state that either the resolution was duly passed at a meeting of the directors validly convened and held throughout which a quorum of directors entitled to vote on the resolution was present or that the resolution has been signed by all the directors and is valid under that Borrower’s or that other party’s articles of association or other constitutional documents.

8	FEES

8.1

Fees and Expenses. The provisions of Clause 5 (Fees and expenses) of the Facility Agreement shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9	NOTICES

9.1

General. The provisions of Clause 17 (Notices and other matters) of the Facility Agreement shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

10	SUPPLEMENTAL

10.1	Counterparts. This Agreement may be executed in any number of counterparts.

10.2	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

11	LAW AND JURISDICTION

11.1	Governing law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

11.2

Incorporation of the Facility Agreement provisions. The provisions of Clause 19 (Governing law) and Clause 20 (Jurisdiction) of the Facility Agreement shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

SIGNED as a deed for and on behalf of	)
CRONUS SHIPPING CORPORATION	)	/s/ Maria Trivela
by MARIA TRIVELA	)
as attorney-in-fact	)
(as Borrower under and pursuant to	)
a power of attorney dated 20 April 2021))

in the presence of Ioanna Mitsaki	)	/s/ Ioanna Mitsaki

SIGNED as a deed for and on behalf of	)
DIONYSUS SHIPPING CORPORATION	)	/s/ Maria Trivela
by MARIA TRIVELA	)
as attorney-in-fact	)
(as Borrower under and pursuant to	)
a power of attorney dated 20 April 2021))

in the presence of Ioanna Mitsaki	)	/s/ Ioanna Mitsaki

SIGNED as a deed for and on behalf of	)
BOLE SHIPPING CORPORATION	)	/s/ Maria Trivela
by MARIA TRIVELA	)
as attorney-in-fact	)
(as Borrower under and pursuant to	)
a power of attorney dated 20 April 2021))

in the presence of Ioanna Mitsaki	)	/s/ Ioanna Mitsaki

SIGNED by STAVROULA MYLONA	)
for and on behalf of	)	/s/ Stavroula Mylona
HELLENIC BANK PUBLIC COMPANY LIMITED	)
(as a Lender))

in the presence of Ioanna Mitsaki	)	/s/ Ioanna Mitsaki

SIGNED by STAVROULA MYLONA	)
for and on behalf of	)	/s/ Stavroula Mylona
HELLENIC BANK PUBLIC COMPANY LIMITED	)
(as Arranger, Account Bank, Agent and Security Trustee))

in the presence of Ioanna Mitsaki	)	/s/ Ioanna Mitsaki